Exhibit 99.1

Pershing Square Tontine Holdings, Ltd. Releases Letter to Shareholders

New York, August 19, 2021 //- Pershing Square Tontine Holdings, Ltd. (NYSE:PSTH) CEO Bill Ackman today issued the following letter.

August 19, 2021

Dear Pershing Square Tontine Holdings, Ltd. Shareholder,

A purported shareholder filed a lawsuit on August 17th claiming that PSTH has been operating as an illegal investment company because, among other claims, PSTH invested its IPO proceeds in securities (short-term Treasurys and money market funds that own short-term Treasurys). This is of course something all SPACs do as they preserve funds necessary to complete their initial business combinations. As the law professors who brought the case should very well know (as both are securities law experts), holding cash and government securities while seeking a business combination does not make PSTH an illegal investment company, nor does it make any of the hundreds of other SPACs that do the same, illegal investment companies either.

While we believe the lawsuit is meritless, the nature of the suit and our legal system make it unlikely that it can be resolved in the short term. Even if the case were dismissed expeditiously, the plaintiff can then appeal. As a result, the mere existence of the litigation may deter potential merger partners from working with PSTH on a transaction until the lawsuit is finally resolved.

Because the basic issues raised here apply to every SPAC, a successful claim would imply that every SPAC may also be an illegal investment company. As a result, the lawsuit may have a chilling effect on the ability of other SPACs to consummate merger transactions or to engage in IPOs until the litigation is resolved in PSTH’s favor, as the consequences of being deemed an illegal investment company are extremely onerous.

PSTH has about 11 months remaining to enter into a letter of intent with a transaction counterparty for its initial business combination, and six additional months to close that transaction. This period may be extended by up to six months by a vote of PSTH shareholders. While we have been working diligently to identify and close a transaction, and we have begun discussions with potential merger candidates, our ability to complete a transaction in the required time frame has been impaired by the lawsuit.

All is not lost, however. As we have previously disclosed, we have been working on obtaining approval for the launch of Pershing Square SPARC Holdings, Ltd. (“SPARC”). If we are successful in securing SPARC’s approval, and I am confident that we will get it done, we will have a clear path to mitigate the harm that this litigation has and will continue to cause to PSTH shareholders and warrant holders.

Pershing Square SPARC Holdings, Ltd.

We are working to accelerate the launch of Pershing Square SPARC Holdings, Ltd. (“SPARC”), and expect that we will shortly be making a public filing of SPARC’s SEC registration statement. As a reminder, SPARC, which we conceived of months ago and disclosed in connection with the UMG transaction, is a modified opt-in (rather than the current opt-out) SPAC structure where investors in PSTH would receive long-dated, transferable SPARC warrants to acquire common stock in SPARC, which we expect to be traded on the NYSE.

SPARC warrants would give investors the right to invest in SPARC’s future merger transaction at a share price equal to SPARC’s cash net asset value (“NAV”) per share. The Pershing Square Funds will be making a large-co-investment in SPARC on precisely the same terms and at the same time as SPARC warrant holders. The SPARC warrants would not be exercisable, and warrant holders would not need to invest their capital, until SPARC has identified a merger target, completed due diligence, entered into and approved a transaction, and cleared a registration statement with the SEC, which will provide full disclosure on the transaction and the target company.

Originally, SPARC intended to issue the SPARC warrants to PSTH shareholders after PSTH’s initial business combination. In light of this litigation, we expect that SPARC would issue the SPARC warrants as promptly as possible after regulatory approvals are obtained.

While there is no certainty that SPARC will be approved by the SEC, or that the NYSE rule change will be adopted, we are hopeful that SPARC’s favorable investor protection features will facilitate a timely approval. The principal benefit of SPARC is that it would not hold investors’ money while we are looking for a target. This eliminates the substantial opportunity cost of capital that burdens all SPAC investors.

The SPARC warrants will also remove the two-year “shot clock” for a sponsor to consummate a transaction. This reduces the time pressure faced by the sponsor, which provides an incentive for SPAC sponsors to complete transactions before the clock runs out. In a de-SPAC merger transaction, time pressure on the sponsor is the enemy of a good deal for shareholders.

We Intend to Seek Shareholder Approval to Return PSTH’s Cash in Trust If and When SPARC is Approved by the SEC

Assuming SPARC is approved by the SEC and the SPARC warrants are approved for listing on the NYSE, if PSTH has not by then entered into a merger transaction, we intend to seek PSTH shareholder approval to enable us to return to shareholders the $4 billion of cash PSTH holds in trust. Following the return of cash, we expect SPARC to issue one SPARC Distributable Warrant for each PSTH Distributable Warrant, and one SPARC warrant for each outstanding PSTH common share.

As a result of the above, PSTH shareholders will receive $20 per share in cash and one SPARC warrant for each share that they own. This will entitle shareholders to invest in our next initial business combination at a share price equal to SPARC’s cash NAV per share, or to sell the SPARC warrants on the NYSE. Importantly, the launch of SPARC and the distribution of SPARC Distributable Warrants to PSTH Distributable Warrant holders will give our 22.22 million Distributable Warrants outstanding, which have been put at grave risk due to this litigation, a new long-term opportunity for value realization.

Furthermore, we believe that by launching SPARC, we will be able to continue working seamlessly on a potential merger transaction, now on behalf of SPARC rather than PSTH, while eliminating the burden on PSTH shareholders of the opportunity cost from having their funds held in trust.

Timing of SPARC’s Official Launch and Warrant Distribution

We have already received a comment letter from the SEC on our initial SPARC confidential filing, and we believe that we can address the disclosure and other issues that have been raised by the SEC staff. The listing of SPARC warrants on the NYSE, however, will require a NYSE rule change which will be subject to SEC approval, which we are now pursuing with the NYSE. (See https://www.nyse.com/regulation/rule-filings for details on other proposed and approved NYSE rule changes.)

We have spoken extensively with the NYSE about the necessary rule change to allow the SPARC warrants to trade on the Exchange. In short, the current NYSE listing rules for warrants require that the shares into which the warrants are exercisable be listed. Since SPARC common stock will only become listed when the warrants are exercised in connection with the business combination, the warrant listing rule needs to be narrowly modified to accommodate this distinction.

Based on our discussions with the NYSE, we believe they appreciate the investor-friendly features of SPARC, and have offered to work closely with us and the SEC to accelerate the necessary rule change. Nevertheless, there is no assurance the rule change will be approved, and it could take several months or more to secure approval.

While there is no certainty that SPARC will be approved by the SEC, or that the NYSE rule change will be adopted, we are hopeful that SPARC’s extremely favorable investor protection features will permit a timely approval.

SPARC’s approval will allow us to:

(1)	return your cash,

(2)	preserve the opportunity for you to invest in our next business combination at SPARC’s cash NAV per share, and

(3)	protect the long-term value of the Distributable Warrants by replacing them with SPARC Distributable Warrants.

As a result of these benefits, we expect that all PSTH shareholders will be highly supportive of the necessary rule change.

We welcome your public input on the proposed rule change once it is filed publicly. Favorable public comments on a rule change are important factors that are considered by the SEC and NYSE as the proposed rule change is being evaluated.

We expect shortly to publicly file a revised SPARC registration statement with the SEC, which responds to the SEC’s initial comments. This document will provide detailed information about SPARC. We hope you will find it an interesting read. In the meantime, we will deal with the litigation in the ordinary course and address its spurious claims with great care and diligence.

Why you might ask, would a PSTH shareholder bring such a meritless lawsuit when any shareholder would understand that the mere filing of the lawsuit, and the delays inherent in its resolution, would impair PSTH’s ability to create shareholder and warrant holder value within its remaining term, by interfering with the process of consummating a merger transaction?

While the lawsuit is brought on behalf of a purported shareholder of PSTH, this individual is simply an unwitting prop to enable the academics, and the plaintiff law firms with whom they have partnered, to bring the lawsuit. The two law professors who concocted the legal theory behind the complaint conceded to the press that their motivation in bringing the lawsuit was “to reform” the entire SPAC industry.

As the largest SPAC ever, PSTH is an attractive target in that its scale and visibility maximize media attention for the lawsuit’s claims and the professors’ proposed efforts at reform. While some reforms to the SPAC industry – adoption of the SPARC structure being one – are clearly warranted, we believe that PSTH and its highly shareholder-aligned structure provide a good example of how SPAC structures and their incentives for sponsors can be improved for the benefit of public investors. This litigation only serves to harm investors in PSTH and all other SPACs. It is not helpful in achieving SPAC market reform.

Notably, one of the professors who is leading the suit, Robert Jackson, served as an SEC Commissioner between January 2018 and February 2020. During his more than two-year term as Commissioner, the SEC reviewed and declared effective more than 100 SPAC IPO registration statements, and oversaw dozens of de-SPAC merger transactions. If Mr. Jackson is so sure that SPACs are in fact illegal investment companies, why didn’t he take steps to shut them down while he was an SEC Commissioner?

Beyond Its Shareholder Destructive Elements, the Lawsuit is Also Materially Misleading

The lawsuit includes misleading statements and inferences, among them that PSTH’s sponsor, a wholly owned affiliate of the Pershing Square Funds (the “Sponsor”), has been “promised” “staggering compensation” of $880 million”. This headline grabbing assertion is wholly fabricated – none of PSTH’s directors nor its Sponsor has received or has been promised any compensation of any kind.

As you may be aware, the Sponsor paid $65 million in cash for the Sponsor Warrants at the time of our IPO. The purchase price for the warrants was based on their fair value as determined with the assistance of a nationally recognized, third-party valuation firm. The Sponsor Warrants have features which increase their alignment with our shareholders that include a restriction on selling, hedging, or transferring the warrants for three years after the initial business combination takes place.

The Sponsor Warrants have the potential of becoming materially more valuable in the event PSTH is successful in completing a merger with a company whose stock price increases substantially over many years. The Sponsor Warrants will likely be worthless if we do not consummate a high-quality transaction on favorable terms.

Even if the Universal Music Group business combination had been completed as anticipated, the Sponsor would not have received any Sponsor Warrants, as it agreed to waive its right to receive warrants in that transaction.

Notably, the proposed then abandoned PSTH/UMG de-SPAC transaction is the only SPAC business combination transaction of which we are aware where the sponsor would have received no additional consideration in the form of fees, founder stock, promotes or other benefits compared to other shareholders. Had the transaction closed, the Pershing Square Funds would have invested $1.6 billion in PSTH units on precisely the same terms as every other investor who bought stock in our IPO.

As the plaintiffs are certainly aware, the time required to resolve the lawsuit and remove its overhang on the company will increase the likelihood that the Sponsor and Director Warrants will expire worthless. Rather than being “promised” $880 million in “compensation,” the Sponsor and Directors have received no value, and are at risk of experiencing a total loss. This fact is not lost on the litigants, and it is one of the pressure tactics that they likely believe can be brought to bear to motivate us to settle the litigation and enrich the lawyers involved at the expense of our shareholders and warrant holders. Unfortunately for them, it won’t work.

We will work diligently to make rapid progress on obtaining approvals for SPARC so that we can return your cash, preserve the value of our outstanding shareholder warrants, and give you a free option to invest in our next transaction in a better structured vehicle. That would be our greatest pleasure.

We have got your six.

Sincerely,

William A. Ackman

Important Additional Information and Where to Find It

This press release does not constitute an offer to sell or buy or the solicitation of an offer to buy or sell any securities. This communication is not a recommendation to buy, sell or exchange any securities, and it is neither an offer to purchase nor a solicitation of an offer to sell securities. Information about PSTH and certain of the matters discussed in this press release is available at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward looking statements in this release. You should carefully consider these and the other risks and uncertainties described in PSTH’s annual report on Form 10-K and other documents PSTH has filed with the SEC. Those filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and PSTH assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. PSTH does not give any assurance that PSTH will achieve its expectations. The inclusion of any statement in this press release does not constitute an admission by PSTH or any other person that the events or circumstances described in such statement are material.

About Pershing Square Tontine Holdings, Ltd.

Pershing Square Tontine Holdings, Ltd., a Delaware corporation, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a private company. PSTH is sponsored by Pershing Square TH Sponsor, LLC (the “Sponsor”), an affiliate of Pershing Square Capital Management, L.P., a registered investment advisor with approximately $14 billion of assets under management. www.PSTontine.com

Contacts

Media Contact:

Fran McGill

212-909-2455

McGill@persq.com